Exhibit 10(a)22
FIRST AMENDMENT TO
THE SOUTHERN COMPANY
SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, the Southern Company Executive Change in Control Severance Plan (“Plan”) was originally established by Southern Company Services, Inc. on December 7, 1998 and was most recently amended and restated on December 31, 2008 to provide certain benefits to eligible employees that may be terminated from employment following a change in control as contemplated therein; and

WHEREAS, the Company, through its Board of Directors, is authorized to amend the Plan in accordance with the requirements of Section 6.5 of the Plan; and

WHEREAS, the Company desires to amend the Plan to change the severance benefits paid under the Plan, to eliminate certain tax gross-up provisions, and to grandfather participants in the Plan as of October 18, 2009.

NOW, THEREFORE, the Plan is hereby amended in the following particulars effective as of October 19, 2009, subject to the provisions of Section 6.5 of the Plan:

1.

Section 2.18 of the Plan shall be replaced in its entirety with the following new provision:

2.18           “Employee” shall mean those employees of Southern, the Company or any other Southern Subsidiary identified in either Subsection (a) or (b) of this Section 2.18, except as otherwise provided in Subsection (c) hereof.

(a)           Chief Executive Officer of Southern and the senior officers of Southern, the Company or any other Southern Subsidiary who report directly to the Chief Executive Officer of Southern.

(b)           Any employee of Southern, the Company or any other Southern Subsidiary that the Compensation Committee has designated as eligible to participate in the Plan based upon the recommendation of the Chief Executive Officer of Southern.

(c)           Notwithstanding Subsections (a) and (b) above, no employee shall participate in the Plan if either of the following circumstances apply:  (1) the Compensation Committee has designated the employee as ineligible to participate in the Plan based upon the recommendation of the Chief Executive Officer of Southern; or (2) if, prior to a Change in Control, the employee has entered into a change in control agreement with his Employing Company.

(d)           The Compensation Committee may deem one or more Employees of a particular Southern Subsidiary to be employed by another Employing Company for purposes of this Plan.  Such action shall be in writing and shall cause an Employee to be entitled to benefits under this Plan in the event of a Change in Control of his deemed Employing Company, not his Employing Company.  Notwithstanding the above, no Employee shall participate in the Plan if, prior to a Change in Control, the Employee is entitled to, and elects to receive benefits under any other change in control severance plan, agreement or arrangement.

(e)           An Employee shall immediately cease to be an Employee who is eligible to participate in the Plan if he no longer holds one of the named positions set forth in Subsection (a) of this Section 2.18 unless the Compensation Committee has designated (upon the recommendation of the Chief Executive Officer of Southern) the Employee is eligible to participate in the Plan under Subsection (b) hereof.

2.

Section 3.2(b) of the Plan shall be replaced in its entirety with the following new provision:

(b)           Severance Benefit.  (i) Except as otherwise provided in Sections 3.2(b)(ii) or 3.2(b)(iii) hereof, Participants shall be paid in cash an amount equal to two times the Participant’s Annual Compensation.  Notwithstanding the above, Participants who have the job title of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Southern shall be paid in cash an amount equal to three times the Participant’s Annual Compensation.  (Such amounts described above are referred to as the “Severance Amount”.)

(ii)           If any portion of the Severance Amount constitutes an “excess parachute payment” (as such term is defined under Code Section 280G (“Excess Parachute Payment”)), then the Severance Amount shall be capped so that the Severance Amount, when combined with all other “parachute payments” (as such term is defined under Code Section 280G) received by the Participant (the “Total Parachute Payments”), equals three (3) times the Participant’s base amount (as such term is defined under Code Section 280G (the “Base Amount”)), less one dollar (the “Capped Amount”), but only if the Capped Amount, reduced by the hospital insurance tax under Code Section 3101(b) (“HI Tax”) and federal and state income tax measured at the highest marginal rates (“Income Tax”), exceeds the uncapped Total Parachute Payments, reduced by HI Tax, Income Tax and the tax rate under Code Section 4999 (“Excise Tax”).

For purposes of this Section 3.2(b)(ii), whether any amount would constitute an Excess Parachute Payment and any other calculations of tax, e.g., Excise Tax, HI Tax, Income Tax, etc., or other amounts, e.g., Total Parachute Payments, Base Amount, Capped Amount, etc., shall be determined by a nationally recognized firm specializing in federal income taxes as selected by the Compensation Committee, and such calculations or determinations shall be binding upon the Participants, Southern and the Employing Company.

(iii)           Section 3.2(b)(i) and (ii) above shall not apply to any Employee covered by this Plan on October 18, 2009 for so long as the Employee remains in the job title held on such date or the Employee is promoted or otherwise transferred after October 18, 2009 into another job title covered by this Plan (the “Grandfathered Employee”).  For Grandfathered Employees, the following provisions shall apply: Participants shall be paid in cash an amount equal to three times the Participant’s Annual Compensation (the “Severance Amount”). If any portion of the Severance Amount constitutes an “excess parachute payment” (as such term is defined under Code Section 280G (“Excess Parachute Payment”)), the Employing Company shall pay to the Participant an additional amount calculated by determining the amount of tax under Code Section 4999 that he otherwise would have paid on any Excess Parachute Payment with respect to the Change in Control and dividing such amount by a decimal determined by adding the tax rate under Code Section 4999 (“Excise Tax”), the hospital insurance tax under Code Section 3101(b) (“HI Tax”) and federal and state income tax measured at the highest marginal rates (“Income Tax”) and subtracting such result from the number one (1) (the “280G Gross-up”); provided, however, that no 280G Gross-up shall be paid unless the Severance Amount plus all other “parachute payments” to the Participant under Code Section 280G exceeds three (3) times the Participant’s “base amount” (as such term is defined under Code Section 280G (“Base Amount”)) by ten percent (10%) or more; provided further, that if no 280G Gross-up is paid, the Severance Amount shall be capped at three (3) times the Participant’s Base Amount, less all other “parachute payments” (as such term is defined under Code Section 280G) received by the Participant, less one dollar (the “Capped Amount”), if the Capped Amount, reduced by HI Tax and Income Tax, exceeds what otherwise would have been the Severance Amount, reduced by HI Tax, Income Tax and Excise Tax.

For purposes of this Section 3.2(b)(iii), whether any amount would constitute an Excess Parachute Payment and any other calculations of tax, e.g., Excise Tax, HI Tax, Income Tax, etc., or other amounts, e.g., Base Amount, Capped Amount, etc., shall be determined by a nationally recognized firm specializing in federal income taxes as selected by the Compensation Committee, and such calculations or determinations shall be binding upon the Participants, Southern and the Employing Company.

3.

All other provisions of the Plan not inconsistent with the above changes shall remain in effect.

IN WITNESS WHEREOF, this First Amendment has been executed on this 22nd day of February, 2010, by a duly authorized officer of Southern Company Services, Inc. pursuant to resolutions of the Board of Directors of the Company adopted on October 19, 2009.

SOUTHERN COMPANY SERVICES, INC.

By:                     /s/Patricia L. Roberts
Patricia L. Roberts
Vice President

ATTEST:

By:   /s/C. C. Hudgins

Its:   Assistant Secretary